Exhibit 99.1

Company Contacts:	Jeff Hall
Chief Financial Officer
(408) 875-6800
jeff.hall@kla-tencor.com

Charlie Webster (Investment Community)
Vice President, Finance & Treasury
(408) 875-5061
charlie.webster@kla-tencor.com

Kyra Whitten (Media)
Senior Director, Corporate Communications
(408) 875-7819
kyra.whitten @kla-tencor.com
FOR IMMEDIATE RELEASE
KLA-TENCOR REPORTS Q4 2006 REVENUE OF $579 MILLION
FISCAL YEAR 2006 REVENUE $2.1 BILLION
SAN JOSE, Calif., July 27, 2006— KLA-Tencor Corporation (NASDAQ: KLAC) today announced selected financial results for its fourth quarter and 2006 fiscal year ended June 30, 2006.
Revenue for the quarter was $579 million, compared to $492 million for the fourth quarter last year, an increase of 18%. Revenue for the year was $2.069 billion, compared to $2.085 billion for the prior year.
“We had a good quarter for customer orders with strong demand for our leading-edge yield management solutions, which enable leading IC manufacturers to speed time to market and profit on their next-generation devices,” stated Rick Wallace, Chief Executive Officer of KLA-Tencor. “Operating profit excluding stock-based compensation was above our expectations for the quarter and we continue our focus on delivering strong financial performance and the most advanced process control technology.”
KLA-Tencor reported ending the quarter with approximately nine months of product-related shipment and revenue backlog. On a geographic basis, Taiwan was 25 percent of orders, higher than its historical average of 20 percent; Korea, China and Singapore were 21 percent of orders, slightly higher than their combined historical average of 20 percent; U.S. was 25 percent of orders, consistent with its historical average of 25 percent; Japan was 20 percent of orders, consistent with its historical average of 20 percent; and Europe was 9 percent of orders, lower than its historical average of 15 percent.
KLA-Tencor’s financial position remained strong with cash, cash equivalents and marketable securities of $2.3 billion and no long term debt. Accounts receivable decreased by $16 million compared to the prior quarter to $440 million on strong collections.
As previously announced, the Company’s Board of Directors has appointed a Special Committee of independent directors to conduct an internal investigation relating to stock options granted to the employees of the Company.
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Q406 earnings release

KLA-TENCOR REPORTS RESULTS FOR Q3/FISCAL YEAR 2006...................................................................Page 2 of 2
As disclosed on June 30, 2006, the Special Committee has reached a preliminary conclusion that the actual measurement dates for financial accounting purposes of certain stock option grants issued in prior years likely differs from the recorded grant dates of such awards. The Special Committee has not yet determined whether any resulting compensation charges or tax implications are material or whether the Company ultimately will restate previously issued financial statements.
As a result of the on-going investigation and the potential for restatement, the Company is unable to provide detailed GAAP or non-GAAP financials for the quarter or year ended June 30, 2006. In addition, the Company will not file its annual report on Form 10-K until after the completion of the investigation. The Company does not expect the investigation to be completed until after the date the Form 10-K is required to be filed.
Forward Looking Statements: Statements in this press release regarding KLA-Tencor’s business outlook, future financial and operating results, and overall future prospects are forward looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to: the demand for semiconductors and new and enhanced product offerings by competitors, cancellation of orders by customers and changing customer demands. For other factors that may cause actual results to differ materially from those projected, please refer to the risk factors and other disclosures contained in the Company’s previously filed Form 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission.
As discussed above, the Special Committee of the Company’s Board of Directors has not completed its review of various stock option-related matters, as described in the Company’s press release of June 30, 2006. There can be no assurance that the outcome of that review will not result in changes to or a restatement of financial results provided by the Company for this or any historical period which could be material. In addition, the Special Committee’s investigation and possible conclusions may have an impact on the amount and timing of previously awarded stock-based compensation and other additional expenses to be recorded; accounting adjustments to our financial statements for the periods in question; our ability to file required reports with the SEC on a timely basis; our ability to meet the requirements of the NASDAQ Stock Market for continued listing of our shares; potential claims and proceedings relating to such matters, including shareholder litigation and action by the SEC and/or other governmental agencies; and negative tax or other implications for the Company resulting from any accounting adjustments or other factors.
About KLA-Tencor: KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries. Headquartered in San Jose, Calif., the company has sales and service offices around the world. An S&P 500 company, KLA-Tencor is traded on the NASDAQ National Market under the symbol KLAC. Additional information about the company is available on the Internet at http://www.kla-tencor.com
Q406 earnings release.pdf